[GRAPHIC OMITTED]
                                                                   Press Release
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                                       Contact:    Denise DesChenes/Kara Findlay
                                                   Citigate Sard Verbinnen
                                                   (212) 687-8080/(312) 895-4700


                FOAMEX INTERNATIONAL ANNOUNCES FOURTH QUARTER AND
                             FULL-YEAR 2003 RESULTS


--------------------------------------------------------------------------------

LINWOOD, PA, March 2, 2004 - Foamex International Inc. (NASDAQ: FMXI), the leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, today announced its 2003 fourth quarter and full-year financial results.

Fourth Quarter 2003 Results
Sales
-----
Net sales for the fourth quarter were $315.2 million, down 4% from $327.3 million in the fourth quarter of 2002 primarily due to lower sales in Automotive and Carpet Cushion products, partially offset by stronger sales in Foam Products. Gross profit was $37.1 million in 2003, compared to $28.3 million in the fourth quarter of 2002. The increase in gross profit is primarily due to the effect over the year of customer price increases and cost savings initiatives implemented in response to the chemical cost increases experienced in the second half of 2002. Gross profit as a percentage of sales in the quarter increased to 11.8% from 8.6% in the 2002 quarter, and has grown sequentially in each quarter during 2003.

Earnings
--------
Foamex had a net loss for the fourth quarter of $3.5 million, or $0.14 per diluted share, compared to a net loss of $16.4 million, or $0.67 per diluted share, in the fourth quarter of 2002.

Income from operations was $14.7 million for the 2003 fourth quarter, compared to a loss from operations of $7.2 million in the fourth quarter of 2002, which included restructuring, impairment and other charges of $10.0 million. The lower year over year sales were more than offset by the impact of higher selling prices, lower manufacturing costs and lower selling, general and administrative expenses as compared to the fourth quarter of 2002.

Interest and debt issuance expense for the 2003 quarter was $18.3 million, compared to $18.5 million in the fourth quarter of 2002.

Commenting on the results and on the financial outlook for Foamex, Tom Chorman, President and Chief Executive Officer, said, "Our results were in line with the guidance we provided at the end of the third quarter, and we will continue to operate in a challenging environment in the near term. While we have made progress in improving our gross margin and reducing our overhead in response to the extraordinary increase in our chemical costs in the second half of 2002, we need to address several key areas to keep this momentum going."

Chorman continued, "Our strategic plan is focused on consistently increasing Foamex's market share, improving our supply chain efficiency, and managing raw material costs. We are also closely monitoring and reducing manufacturing and overhead costs, developing new and more consumer-focused products, and prudently entering new markets that offer increased profit potential. While we have a lot of work yet ahead of us, I expect Foamex to show improved operating performance as the year progresses and we pursue our longer-term goals of generating sufficient cash flow to pay down debt."

2003 Results
Sales
-----
Net sales for 2003 were $1.305 billion, down 2% from $1.328 billion in 2002 due to volume reductions as a result of plant closures and exiting unprofitable business and the loss of some business in the automotive sector. Gross profit was $143.7 million in both periods, with margins improving to 11.0% of sales, compared to 10.8% of sales in 2002 due to higher selling prices, partially offset by lower volumes.

Earnings
--------
Income from operations increased 42% to $62.9 million in 2003, compared to $44.2 million in 2002, due to gross margin improvements and an almost 13% reduction in selling, general and administrative expenses. The current year included $1.8 million of restructuring, impairment and other credits compared to $4.8 million of charges in 2002.

Interest and debt issuance expense for 2003 was $88.4 million, compared to $69.7 million in 2002. The increase is primarily due to the write-off of debt issuance costs, higher average debt levels, higher effective interest rates and amortization of debt issuance costs. The 2003 and 2002 periods include charges of $12.9 million and $4.9 million, respectively, relating to the write-off of debt issuance costs as a result of early extinguishment of debt.

Net loss for 2003 was $21.5 million, or $0.88 per diluted share, compared to a net loss of $9.7 million, or $0.37 per diluted share, in 2002.

Business Segment Performance
Foam Products
-------------
Foam Products net sales for the fourth quarter of 2003 were $129.2 million, up 15% from the fourth quarter of 2002 on stronger unit volume. Income from operations for the fourth quarter of 2003 was $11.5 million, compared to income from operations of $8.2 million in the fourth quarter of 2002.

For the year 2003, Foam Products net sales were $507.6 million, up 8% from $471.0 million in 2002, primarily as a result of selling price increases and increased volumes of consumer products. Income from operations was $44.0 million in 2003, compared to $45.5 million in 2002 primarily as a result of increases in selling prices to customers subsequent to the increase in chemical costs in the second half of 2002.

Automotive Products
-------------------
Automotive Products net sales for the fourth quarter of 2003 were $101.8 million, down 14% from the same period a year ago primarily as a result of the previously disclosed loss of business from a major customer. Income from operations for the fourth quarter of 2003 was $7.0 million, compared to $6.2 million in 2002, primarily as a result of improved gross margins and lower selling, general and administrative expenses.

For the year 2003, Automotive Products had net sales of $447.1 million, compared to net sales of $466.7 million in 2002, primarily due to the reduction in business from a major customer in the second half of 2003. Income from operations in 2003 was $33.4 million, compared to $34.1 million in 2002, primarily due to lower sales which were largely offset by lower costs.

Carpet Cushion Products
-----------------------
Carpet Cushion Products net sales for the fourth quarter were $51.5 million, down 14% from the fourth quarter of 2002. Profit from operations was $2.6 million in the fourth quarter of 2003, compared to a profit from operations of $0.6 million in the same period in 2002.

For the year 2003, Carpet Cushion Products sales were $208.9 million, compared to $234.0 million in 2002, primarily due to a decline in volumes as the Company closed several Carpet Cushion facilities to focus the business on more profitable markets. Income from operations in 2003 was $5.4 million, compared to $1.2 million in 2002, primarily due to cost containment from the streamlining of operations and higher selling prices.

Technical Products
------------------
Net sales for Technical Products in the fourth quarter were $28.6 million, down 2% from $29.2 million in the fourth quarter of 2002. Income from operations for the fourth quarter of 2003 was $7.2 million, compared to $8.2 million in the fourth quarter of 2002.

For the year 2003, net sales for Technical Products were $117.5 million, compared to $124.1 million in 2002, primarily due to a decrease in volume partially offset by an increase in average selling prices. Income from operations in 2003 decreased to $32.1 million, compared to $35.2 million in 2002, primarily due to higher raw material and overhead costs.

Conference Call and Replay
Foamex management will host a conference call today, Tuesday, March 2, 2004, at 11:00 a.m. EST to discuss the Company's fourth quarter and full year 2003 results. Investors can access the conference call in the U.S. by dialing 888-390-2576 (international callers, dial 484-630-8116), asking to be connected to the Foamex investor call led by Thomas Chorman. Participants will be asked to provide the following passcode for this conference call: Foamex.

In addition, interested parties may listen to the conference call over the Internet at www.foamex.com. To listen, go to the website 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available at the Company's web site after the call. It will be available shortly after the call.

About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, those relating to completion of operational restructuring as currently contemplated and the currently anticipated benefits of the restructuring, including those relating to the work force reductions, cost savings and restructuring charges, the expected benefits of expanding the use of VPF technology, the Company's ability to introduce new products, enhance sales growth and margins and the outlook for the Company's financial performance. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, its ability to implement customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the completion of various restructuring/consolidation plans, the achievement of management's business plans, its capital and debt structure (including financial covenants), litigation and changes in environmental legislation and environmental conditions and other factors mentioned in the documents filed by the Company with the Securities and Exchange Commission. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

                                      # # #

                   Foamex International Inc. and Subsidiaries
                      Consolidated Statements of Operations
                         ($ Thousands, except EPS data)
                                   [Unaudited]

                                                                  Fourth Quarter Comparative         Year Comparative
                                                                     2003         2002             2003             2002
                                                                     ----         ----             ----             ----

Net Sales                                                         $315,230      $327,311        $1,304,560       $1,328,094
Cost of Goods Sold                                                 278,097       299,048         1,160,870        1,184,392
                                                                  --------      --------        ----------       ----------
Gross Profit                                                        37,133        28,263           143,690          143,702
Selling, General & Administrative Expenses                          22,980        25,491            82,588           94,744
Restructuring, Impairment and Other Charges (Credits)                 (522)       10,011            (1,759)           4,799
                                                                  --------      --------        ----------       ----------
Income (Loss) from Operations                                       14,675        (7,239)           62,861           44,159
Interest and Debt Issuance Expense                                  18,335        18,454            88,374           69,679
Income from Equity Interest in Joint Ventures                           92           220             1,466            1,734
Other Expense, Net                                                    (646)         (642)           (3,446)          (2,078)
                                                                  --------      --------        ----------       ----------
Loss Before Benefit for Income Taxes                                (4,214)      (26,115)          (27,493)         (25,864)

Benefit for Income Taxes                                              (701)       (9,727)           (6,004)         (86,812)
                                                                  --------      --------        ----------       ----------
Income (Loss) Before Cumulative Effect of                           (3,513)      (16,388)          (21,489)          60,948
 Accounting Changes

Cumulative Effect of Accounting Changes                                  -             -           (70,647)               -
                                                                  --------      --------        ----------       ----------
Net Loss                                                          $ (3,513)     $(16,388)       $  (21,489)      $   (9,699)
                                                                  ========      ========        ==========       ==========
-------------------------------------------------------------------------------------------------------------------------------

Earnings Per Share - Basic:
Income (Loss) Before Cumulative Effect of                         $ (0.14)      $  (0.67)       $    (0.88)      $     2.51
 Accounting Changes
Cumulative Effect of Accounting Changes                                 -              -                 -            (2.91)
                                                                  -------       --------        ----------       ----------
Net Loss                                                          $ (0.14)      $  (0.67)       $    (0.88)      $    (0.40)
                                                                  =======       ========        ==========       ==========
Weighted Average Shares Outstanding                                24,409         24,351            24,394           24,275
                                                                  =======       ========        ==========       ==========

Earnings Per Share - Diluted:
Income (Loss) Before Cumulative Effect of                         $ (0.14)      $  (0.67)       $    (0.88)      $     2.32
 Accounting Changes
Cumulative Effect of Accounting Changes                                 -              -                 -            (2.69)
                                                                  -------       --------        ----------       ----------
Net Loss                                                          $ (0.14)      $  (0.67)       $    (0.88)      $    (0.37)
                                                                  =======       ========        ==========       ==========
Weighted Average Shares Outstanding                                24,409         24,351            24,394           26,304
                                                                  =======       ========        ==========       ==========

                                     -more-

                   Foamex International Inc. and Subsidiaries

                             Selected Financial Data
                                   ($Millions)
                                   (Unaudited)


                                     December 28, 2003       December 29, 2002
                                     -----------------       -----------------
Balance Sheet:
   Cash                                      $6.6                   $4.5

   Current Assets                          $326.6                 $337.6

   Total Assets                            $789.9                 $813.6

   Current Liabilities                     $295.4                 $200.9

   Long-Term Debt                          $640.6                 $738.5

   Shareholders' Deficit                  $(203.1)               $(189.7)



                                        Year Ended              Year Ended
                                     December 28, 2003       December 29, 2002
                                     -----------------       -----------------
Other:
   Depreciation and Amortization            $26.0                  $31.6

   Capital Expenditures                      $6.5                  $15.6